EXHIBIT 4

                     STOCK PURCHASE AGREEMENT

      Stock Purchase Agreement dated as of December 20, 1996 by and between McDonald's Corporation ("McDonald's") and GMC
Acquisition, Inc. ("Purchaser").

      WHEREAS, McDonald's is the owner of 5,500,000 shares of Discovery Zone, Inc. ("Discovery Zone") common stock (the "Shares");

      WHEREAS, McDonald's wishes to sell and Purchaser wishes to purchase the Shares;

      NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. On the basis of the representations, acknowledgments and agreements herein contained and subject to the terms and conditions herein set forth, McDonald's agrees to sell to the Purchaser and Purchaser agrees to purchase from McDonald's the Shares free and clear of any liens, claims or encumbrances (except as otherwise provided herein), for a purchase price previously agreed to by the parties. McDonald's shall deliver the stock certificate or certificates representing the Shares to Purchaser on or before December 31, 1996.

      2.  Purchaser acknowledges, represents and agrees that:

           (i) it is an "accredited investor" within the meaning of Rule 50l(a)(1)(2) or (3) under the Securities Act of 1933 (the "Securities Act"), an entity in which all of the equity owners are accredited investors within the meaning of Rule 501(a)(1)(2) or (3) under the Securities Act or a "qualified institutional buyer" within the meaning of Rule 144A of the Securities Act;

           (ii) it has received all financial and other information relating to Discovery Zone and the Shares as it deemed necessary in connection with its decision to purchase the Shares and that neither McDonald's nor any person representing McDonald's has provided any financial or other information or made any representation to it with respect to Discovery Zone upon which it is relying in making its investment decision with respect to the Shares;

         (iii) the Shares are being purchased for its own account for the purpose of investment and not with a view to or for offer or sale in connection with any distribution thereof;

         (iv) the Shares may not be offered, sold, transferred, pledged or otherwise disposed of, unless it complies with all applicable federal and state securities laws and regulations then in effect;

          (v) it is aware that Discovery Zone has filed voluntary petitions for bankruptcy relief under chapter 11, title 11, of the United States Code ("U.S.C.") and that any recovery in respect of the Shares will subject to a plan of reorganization pursuant to 11 U.S.C. Section 1129


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approved by the United States Bankruptcy Court and that it must bear the economic risk of the entire loss of its investment in the Shares and it has such knowledge and experience in financial and business matters necessary to evaluate the merits and risks of purchasing the Shares in such circumstances;

         (vi) it has received a copy of the draft Joint
Disclosure Statement pursuant to 11 U.S.C. Section 1125 and First
Amended Joint Plan of Reorganization pursuant to 11 U.S.C.
Section 1129 (collectively the "Joint Plan") which has been proposed by the Debtors (as defined in the Joint Plan) and Birch
Holdings LLC;

        (vii) such Joint Plan provides that the Shares are impaired under the Joint Plan and shall be canceled, annulled and extinguished as of the Effective Date (as defined in the Joint
Plan) and that the holders of the Shares shall not be entitled to receive or retain any property or interest in property on account of such Shares under the Joint Plan;

      (viii) if such Joint Plan (or other plan of reorganization with similar language) were to be approved by the United States
Bankruptcy Court, the Shares shall be worthless;

        (ix) it has received a copy of a Stipulation and Order Between Debtors and McDonald's Corporation Providing For The Resolution, Settlement and Compromise Of Disputes And For Rent Deferrals and Allowance of Certain Claims which was approved by the United States Bankruptcy Court for the District of Delaware on November 18, 1996 (the "Stipulation") and it will not make any objection to any of the terms and conditions of the Stipulation contained in any plan of reorganization; and

        (x) by this Stock Purchase Agreement, it is not purchasing from McDonald's and McDonald's does not sell or otherwise transfer to it, any claims, rights or causes of action against any person(s) or entity (the "Claims") arising out of or related to the circumstances of McDonald's acquisition of the Shares or McDonald's retention of the Shares since the time that McDonald's acquired them, including without limitation, Claims arising out of or related to representations made to McDonald's in connection with McDonald's acquisition of the Shares, provided, however, that Purchaser shall be entitled to receive any distribution to equity holders under any plan of reorganization; but shall not be entitled to any distribution to McDonald's as a result of McDonald's status as a creditor of the Debtors.

      3. This Stock Purchase Agreement contains the entire agreement of the parties with regard to the subject matter hereof, and, except with respect to the previously agreed purchase price, supersedes any and all prior agreements and understandings, oral or written, related hereto.



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      4.  This Stock Purchase Agreement shall be interpreted and construed under the laws of the State of Illinois.

McDonald's Corporation              GMC Acquisition, Inc.


By:  /s/ Michael Richard            By:  /s/ Michael Heisley
   -----------------------             -----------------------
Its:   Vice President                    Its:   President




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